UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (RULE 13d - 102)

             Information to be included in statements filed pursuant
           to Rules 13d-1(b), (c) and (d) and amendments thereto filed pursuant to 13d-2(b)

                              (AMENDMENT NO.___ )*

                               NationsHealth, Inc.
                               -------------------
                                (Name of Issuer)

                         Common Stock, par value $.0001
                         ------------------------------
                         (Title of Class of Securities)

                                    63860C100
                                    ---------
                                 (CUSIP Number)

                                 October 7, 2005
                                 ---------------
             (Date of Event which Requires Filing of this Statement)

                          Check the appropriate box to
                         designate the rule pursuant to
                          which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             TCM Spectrum Fund LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             180,405

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             180,405

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             180,405

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.7%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             TCM Spectrum Fund (QP) LP

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             201,376

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             201,376

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             201,376

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.8%

12.     TYPE OF REPORTING PERSON*

             PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               TCM Spectrum Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,071,042

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,071,042

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,071,042

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             3.9%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             TCM Select Opportunities Master Fund Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             141,316

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             141,316

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             141,316

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.5%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             TCM Select Opportunities Fund (Offshore) Ltd.

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x] (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             141,316

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             141,316

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             141,316

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             0.5%

12.     TYPE OF REPORTING PERSON*

             CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             381,781

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             381,781

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             381,781

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             1.4%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Troob Capital Management (Offshore) LLC

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,212,358

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,212,358

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,212,358

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             4.4%

12.     TYPE OF REPORTING PERSON*

             OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Douglas M. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,594,139

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,594,139

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,594,139

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.8%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Peter J. Troob

2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a) [x]
        (b) [ ]

3.      SEC USE ONLY

4.      CITIZENSHIP OR PLACE OF ORGANIZATION

             United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.      SOLE VOTING POWER

             0

6.      SHARED VOTING POWER

             1,594,139

7.      SOLE DISPOSITIVE POWER

             0

8.      SHARED DISPOSITIVE POWER

             1,594,139

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,594,139

10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*       [ ]

11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             5.8%

12.     TYPE OF REPORTING PERSON*

             IN, HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).      NAME OF ISSUER:

         NationsHealth, Inc. ("Issuer")

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         13650 N.W. 8th Street, Suite 109
         Sunrise, Florida 33325

ITEM 2(a).      NAME OF PERSON FILING:

     The names of the persons filing this statement on Schedule 13G are: TCM Spectrum Fund LP ("Domestic Fund"), TCM Spectrum Fund (QP) LP ("QP Fund"), TCM Spectrum Fund (Offshore) Ltd. ("Offshore Fund"), TCM Select Opportunities Fund (Offshore) Ltd. ("Select Offshore Fund"), TCM Select Opportunities Master Fund Ltd. ("Select Master Fund"), Troob Capital Management LLC ("Management LLC"), Troob Capital Management (Offshore) LLC ("Offshore Management LLC"), Douglas M. Troob and Peter J. Troob. The Domestic Fund, QP Fund, Offshore Fund, Select Offshore Fund, Select Master Fund, Management LLC, Offshore Management LLC, Douglas Troob and Peter Troob shall be collectively referred to herein as the "Reporting Persons."

     Management LLC is the managing general partner of each of Domestic Fund and QP Fund. Offshore Management LLC is the investment manager of each of the Offshore Fund and the Select Master Fund. Douglas Troob and Peter Troob are the managing members of each of Management LLC and Offshore Management LLC.

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     The principal business address for each of the Domestic Fund, QP Fund, Management LLC, Offshore Management LLC, Douglas Troob and Peter Troob is 777 Westchester Avenue, Suite 203, White Plains, New York 10604.

     The  principal  business  address  of each  of the  Offshore  Fund,  Select
Offshore Fund and Master Fund is Bank of Butterfield International (Cayman) Ltd., Butterfield House, 68 Fort Street, George Town, Grand Cayman, Cayman Islands.

ITEM 2(c).      CITIZENSHIP:

     Each of the Domestic Fund and QP Fund is a Delaware limited partnership.

     Each of the Offshore Fund, Select Offshore Fund and Select Master Fund is a Cayman Islands exempted company.

     Each of Management LLC and Offshore Management LLC is a Delaware limited liability company.

     Each of Douglas Troob and Peter Troob is a citizen of the United States.

ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.0001 per share (the "Common Stock")

ITEM 2(e).      CUSIP NUMBER:

         63860C100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act.

        (b)     [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c)     [ ] Insurance company defined in Section 3(a)(19) of the
                    Exchange Act.

        (d)     [ ] Investment company registered under Section 8 of the
                    Investment Company Act.

        (e)     [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).

        (f)     [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

        (g)     [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

        (h)     [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

        (i)     [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)     [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box [x]

ITEM 4.         OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:

               The Domestic Fund beneficially owns 180,405 shares of Common Stock consisting of: (i) 47,900 shares of Common Stock, and (ii) warrants exercisable for 132,505 shares of Common Stock.

               The QP Fund beneficially owns 201,376 shares of Common Stock consisting of: (i) 54,501 shares of Common Stock, and (ii) warrants exercisable for 146,875 shares of Common Stock.

               The Offshore Fund beneficially owns 1,071,042 shares of Common Stock consisting of: (i) 287,085 shares of Common Stock, and (ii) warrants exercisable for 783,957 shares of Common Stock.

               The Select Offshore Fund beneficially owns 141,316 shares of Common Stock consisting of (i) 37,800 shares of Common Stock, and
               (ii) warrants exercisable for 103,516 shares of Common Stock.

               The Select Master Fund beneficially owns 141,316 shares of Common Stock consisting of: (i) 37,800 shares of Common Stock, and (ii) warrants exercisable for 103,516 shares of Common Stock.

               Management LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the Domestic Fund and the QP Fund.

               Offshore Management LLC is deemed to beneficially own the shares of Common Stock beneficially owned by the Offshore Fund, the Select Offshore Fund and the Select Master Fund.

               Douglas Troob and Peter Troob are deemed to beneficially own the shares of Common Stock beneficially owned by Management LLC and Offshore Management LLC.

     Collectively, the Reporting Persons beneficially own 1,594,139 shares of Common Stock.

     (b) Percent of Class:

               The Domestic Fund's beneficial ownership of 180,405 shares of Common Stock representing 0.7% of all the outstanding shares of Common Stock.

               The QP Fund's beneficial ownership of 201,376 shares of Common Stock representing 0.8% of all the outstanding shares of Common Stock.

               The Offshore Fund's beneficial ownership of 1,071,042 shares of Common Stock representing 3.9% of all the outstanding shares of Common Stock.

               The Select  Offshore  Fund's  beneficial  ownership  (through the
               Select   Master   Fund)  of  141,316   shares  of  Common   Stock
               representing 0.5% of all outstanding shares of Common Stock.

               The Select Master Fund's beneficial ownership of 141,316 shares of Common Stock representing 0.5% of all the outstanding shares of Common Stock.

               Management LLC's beneficial ownership of 381,781 shares of Common Stock representing 1.4% of all the outstanding shares of Common Stock.

               Offshore Management LLC's beneficial ownership of 1,212,358 shares of Common Stock representing 4.4% of all the outstanding shares of Common Stock.

               Each of Douglas Troob's and Peter Troob's beneficial ownership of 1,594,139 shares of Common Stock representing 5.8% of the outstanding shares of Common Stock.

               Collectively, the Reporting Persons' beneficial ownership of 1,594,139 shares of Common Stock representing 5.8% of the outstanding shares of Common Stock.

     (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote

              Not applicable.

          (ii)  Shared  power to vote or to direct  the vote of shares of Common
     Stock:

               The Domestic Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 180,405 shares of Common Stock owned by the Domestic Fund.

               The QP Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 201,376 shares of Common Stock beneficially owned by the QP Fund.

               The Offshore Fund, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 1,071,042 shares of Common Stock beneficially owned by the Offshore Fund.

               The Select Master Fund, Offshore Management LLC, Select Offshore Fund, Douglas Troob and Peter Troob have the shared power to vote or direct the vote of 141,316 shares of Common Stock owned by the Select Master Fund.

          (iii) Sole power to dispose or to direct the disposition of shares of Common Stock:

               Not applicable.

          (iv) Shared power to dispose or to direct the disposition of shares of Common Stock:

               The Domestic Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 180,405 shares of Common Stock owned by the Domestic Fund.

               The QP Fund, Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 201,376 shares of Common Stock owned by the QP Fund.

               The Offshore Fund, Offshore Management LLC, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 1,071,042 shares of Common Stock owned by the Offshore Fund.

               The Select Master Fund, Offshore Management LLC, Select Offshore Fund, Douglas Troob and Peter Troob have the shared power to dispose or to direct the disposition of the 141,316 shares of Common Stock owned by the Master Fund.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See Exhibit B attached hereto.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10. CERTIFICATION.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.


Dated: October 27, 2005  TCM SPECTRUM FUND LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member



                         TCM SPECTRUM FUND (QP) LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member



                         TCM SPECTRUM FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director



                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director



                         TCM SELECT OPPORTUNITIES MASTER FUND LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director



                         TROOB CAPITAL MANAGEMENT LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member

                         TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC



                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                                /s/ Douglas M. Troob
                         -------------------------------------
                                    Douglas M. Troob


                                /s/ Peter J. Troob
                         -------------------------------------
                                    Peter J. Troob

                                    EXHIBIT A
                             JOINT FILING AGREEMENT

     The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of NationsHealth, Inc. dated as of October 27, 2005 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.



Dated: October 27, 2005  TCM SPECTRUM FUND LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member



                         TCM SPECTRUM FUND (QP) LP
                         By: Troob Capital Management LLC
                                     As General Partner


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member



                         TCM SPECTRUM FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director



                         TCM SELECT OPPORTUNITIES FUND (OFFSHORE) LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director



                         TCM SELECT OPPORTUNITIES MASTER FUND LTD.


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Director



                         TROOB CAPITAL MANAGEMENT LLC


                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member

                         TROOB CAPITAL MANAGEMENT (OFFSHORE) LLC



                         By: /s/ Douglas M. Troob
                             -------------------------------------
                                 Douglas M. Troob, Managing Member


                                /s/ Douglas M. Troob
                         -------------------------------------
                                    Douglas M. Troob


                                /s/ Peter J. Troob
                         -------------------------------------
                                    Peter J. Troob

                                    EXHIBIT B

                     IDENTIFICATION OF MEMBERS OF THE GROUP




TCM Spectrum Fund LP
TCM Spectrum Fund (QP) Fund LP
TCM Spectrum Fund (Offshore)Ltd.
TCM Select Opportunities Fund (Offshore) Ltd.
TCM Select Opportunities Master Fund Ltd.
Troob Capital Management LLC
Troob Capital Management (Offshore) LLC
Douglas M. Troob
Peter J. Troob